Exhibit 99.1

Innovex Announces Fiscal 2008 Third Quarter Results

PLYMOUTH, Minn.--(BUSINESS WIRE)--Innovex (Nasdaq: INVX) today reported revenue for the fiscal 2008 third quarter ending June 28, 2008 of $16.2 million, a 22% increase over the second quarter and revenue excluding pass through material of $10.3 million, an 18% increase over the second quarter. In the fiscal 2008 second quarter, Innovex, Inc. (the “Company”) had reported revenue of $13.3 million and revenue excluding pass through material of $8.7 million.

The Company’s net loss was $4.5 million or $0.23 per share in the third quarter of fiscal 2008 as compared to a net loss of $9.2 million or $0.47 per share in the second quarter of fiscal 2008. The fiscal 2008 third quarter loss includes restructuring charges of $470,000 or $0.02 per share. The Company’s fiscal 2008 third quarter net loss excluding the restructuring charges was $4.0 million or $0.21 per share. The Company’s fiscal 2008 second quarter net loss was $8.5 million or $0.44 per share excluding restructuring charges of $700,000.

The revenue from the Company’s major customer accounts was up by 34% in the fiscal 2008 third quarter as compared to the fiscal 2008 second quarter, while growth and development accounts increased by 54% sequentially. The significant growth in revenue from the Company’s major customer accounts more than offset the reduction of revenue experienced from Flex Suspension Assembly (FSA) moving to its end of life cycle in the fiscal 2008 second quarter.

The growth in the fiscal 2008 third quarter was primarily driven by a $4 million revenue increase, or 81%, over the fiscal 2008 second quarter revenue generated from the Company’s major customer servicing the display market. The Company continues to release new products to production for this customer and market. As a result, this product line is expected to continue to experience strong growth in the near future.

“While we are pleased with the improved revenue and operational performance of the Company during the fiscal 2008 third quarter, we still are focused on returning the Company to profitability. We made significant progress in growing our display business and with the additional qualifications and tooling in place with our largest Flat Panel Display (FPD) customer, we expect them to continue to grow in future periods. We resolved the performance related issues at our new Actuator Flex Circuit (AFC) customer and began to ramp production volumes during the last two weeks of the quarter. This is an exciting development for the Company that will provide a significant additional growth opportunity for our business. As a result of our progress, we are projecting revenue and revenue excluding pass through material in the fiscal 2008 fourth quarter to grow incrementally at a higher rate than our reported growth for the fiscal 2008 third quarter,” stated Terry M. Dauenhauer, Innovex’s President and Chief Executive Officer. “We continue to penetrate new markets and experience high levels of prototype activity with a number of new customers which we expect will favorably impact revenue in fiscal 2009.”

While gross margins improved by 8 percentage points in the fiscal 2008 third quarter as compared to the fiscal 2008 second quarter as a result of the increased revenue, the gross margins continue to be negative. The Company expects a continued improvement in gross margins for the fiscal fourth quarter as the capacity utilization rate increases.

Cash provided by operating activities was $500,000 for the fiscal 2008 third quarter, an improvement from the $5.3 million cash used in operating activities for the fiscal 2008 second quarter. The Company’s liquidity on June 28, 2008 was $5.9 million, which is comprised of $5.6 million of cash on hand and $300,000 available under our short-term packing credit and working capital facilities. Utilization of our packing credit facility availability is dependent on presenting qualifying customer purchase orders to the banks for draw down. Capital expenditures for the fiscal 2008 third quarter were $700,000.

As previously announced, the Company completed restructuring its debt with its Thai lenders during the fiscal 2008 third quarter. The restructuring will significantly benefit the Company’s cash flow for the remainder of fiscal 2008 and fiscal 2009 by approximately $6.0 million and $9.0 million, respectively.

“We are very pleased by the support of both our Thai banking partners and our customers in working with us to improve our cash flow,” stated Randy Acres, Innovex’s Chief Financial Officer. “Having completed the restructuring of the Company’s long term debt and gaining support from our customers in reducing payment terms, the Company is better positioned to fund the growth opportunities available to us.”

The Company continues to explore alternatives for generating additional working capital as well as other opportunities to better leverage its assets.

Conference Call & Live Webcast

Innovex will conduct a conference call and webcast for investors beginning at 5:00 p.m. Eastern Time (ET) on Monday, July 21, 2008. During the conference call, Mr. Dauenhauer and other Company Officers will discuss the Company’s future product, revenue, mix and margin expectations along with historical results.

To listen to the live conference call, dial 785-424-1053 and ask for conference ID “Innovex.” The live webcast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available 6:00 p.m. ET on Monday, July 21, 2008 through 11:59 p.m. ET on Wednesday, July 23, 2008. To access the replay, dial (402) 220-2647 and ask for conference ID “Innovex.” The webcast version of the conference call will be archived at www.innovexinc.com/investor.shtml.

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, the Company’s ability to qualify and ramp for new products, fluctuations in financial results, continued cash availability under Company credit facilities, fluctuations in currency rates and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

INNOVEX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended
	June 28, 2008	June 30, 2007

Net sales	$16,174	$18,150
Costs and expenses:
Cost of sales	18,536	19,612
Selling, general and administrative	2,083	2,836
Royalty expense to equity investee	-	136
Engineering	635	766
Restructuring charges	468	1,369
Net (gain) loss on sale of assets	-	913
Net interest expense	781	616
Net FX (gain) loss	(1,836)	135
Net other (income) expense	(21)	(9)
Income (loss) before income taxes	(4,472)	(8,224)

Provision for income taxes	-	-
Net income (loss)	($4,472)	($8,224)

Net income (loss) per share:
Basic	($0.23)	($0.42)
Diluted	($0.23)	($0.42)

Weighted average shares outstanding:
Basic shares	19,419	19,396
Diluted shares	19,419	19,396

	Nine Months Ended
	June 28, 2008	June 30, 2007

Net sales	$50,243	$66,038
Costs and expenses:
Cost of sales	56,576	66,949
Selling, general and administrative	6,819	8,993
Royalty expense to equity investee	128	499
Engineering	1,917	2,578
Restructuring charges	3,439	5,889
Net (gain) loss on sale of assets	(125)	1,238
Net interest expense	2,203	1,767
Net FX (gain) loss	895	121
Net other (income) expense	(73)	(14)
Income (loss) before income taxes	(21,536)	(21,982)

Provision for income taxes	-	-
Net income (loss)	($21,536)	($21,982)

Net income (loss) per share:
Basic	($1.11)	($1.13)
Diluted	($1.11)	($1.13)

Weighted average shares outstanding:
Basic shares	19,412	19,387
Diluted shares	19,412	19,387

INNOVEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
	June 28,	September 29,
Assets	2008	2007
Cash and short-term investments	$5,587	$10,454
Accounts receivable, net	13,549	13,742
Inventory	9,734	11,055
Other current assets	2,027	2,460
Total current assets	30,897	37,711
Property, plant and equipment, net	36,430	40,873
Intangible & other assets, net	483	776
Total assets	$67,810	$79,360

Liabilities and Stockholders' Equity (Deficit)
Current maturities of long-term debt	$2,280	$11,049
Line of credit	34,962	20,434
Accounts payable	13,861	14,865
Other current liabilities	3,539	3,535
Total current liabilities	54,642	49,883
Long-term debt	20,507	15,549
Stockholders' equity (deficit)	(7,339)	13,928
Total liabilities and stockholders' equity (deficit)	$67,810	$79,360

INNOVEX, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
	Nine months ended
	June 28, 2008	June 30, 2007
Cash Flows From Operating Activities:
Net income (loss)	($21,536)	($21,982)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,777	6,149
Asset impairment charge	-	792
Stock option expense	266	420
Other non-cash items	(71)	1,244
Changes in operating assets and liabilities:
Accounts receivable	193	3,964
Inventories	1,321	2,041
Other current assets	433	(127)
Other long term assets	287	170
Accounts payable	(1,004)	(6,048)
Other current liabilities	4	(751)
Net cash provided by (used in) operating activities	(14,330)	(14,128)

Cash Flows From Investing Activities:
Capital expenditures	(1,382)	(4,154)
Proceeds from sale of assets	126	4,752
Net cash provided by (used in) investing activities	(1,256)	598

Cash Flows From Financing Activities:
Payments on long-term debt	(6,004)	(10,963)
Issuance of long-term debt	2,192	10,700
Net line of credit activity	14,528	13,626
Proceeds from exercise of stock options	3	21
Net cash provided by (used in) financing activities	10,719	13,384
Increase (decrease) in cash and equivalents	(4,867)	(146)
Cash and equivalents at beginning of period	10,454	9,819
Cash and equivalents at end of period	$5,587	$9,673

Use of non-GAAP financial measures

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance to GAAP. We provide these non-GAAP financial measures to be helpful in assessing the Company’s on-going operating results and to allow for greater transparency related to supplemental information. Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial statements attached to this press release and financial statements previously filed with the Securities and Exchange Commission.

Revenue excluding pass-through material:

The revenue excluding pass-through material non-GAAP financial measures used in this press release allow quantification of the margin generating portion of our revenue and the margin performance for that portion. Revenue excluding pass-through material is calculated by subtracting pass-through material from GAAP revenue. Pass-through material is defined as material components where our customer provides the specifications, dictates the supplier and negotiates the price of components to be added to the Innovex manufactured flexible circuit.

In millions	Quarter ending
	June 28, 2008	March 29, 2008
Net sales	$16.2	$13.3
Pass-through material components	5.8	4.6
Revenue excluding pass-through material	$10.3	$8.7

Net loss and net loss per share excluding restructuring & goodwill impairment:

The net loss and net loss per share excluding restructuring costs & goodwill impairment non-GAAP financial measures used in this press release provide information related to our operating results excluding charges related to transitional activities.

Net loss excluding restructuring & asset impairment:

In millions	Quarter ending
	June 28, 2008	March 29, 2008
Net loss	$4.5	$9.2
Restructuring expense & asset impairment	0.5	0.7
Net loss excluding restructuring & asset impairment	$4.0	$8.5

Net loss per share excluding restructuring & asset impairment:

	Quarter ending
	June 28, 2008	March 29, 2008
Net loss per share	$0.23	$0.47
Restructuring expense & asset impairment per share	0.02	0.04
Net loss per share excluding restructuring & asset impairment	$0.21	$0.44

CONTACT:
Innovex, Inc.
Randy Acres, CFO, 763-383-4035
Facsimile: 763-383-4090
Internet: http://www.innovexinc.com